Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of QumulasAI, Inc., formerly Global Digital Holdings Inc. and Subsidiaries, of our report dated June 30, 2025, except for the effects of the name change as disclosed in Note 1, the restatement disclosed in Note 3 to the consolidated financial statements, as to which the date is August 28, 2025, and the effect of the reverse stock split disclosed in Note 1 to the consolidated financial statements, as to which the date is December 30, 2025, relating to the consolidated financial statements of QumulusAI, Inc. as of and for the years ended December 31, 2024 and 2023, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WIthumSmith+Brown, PC

Whippany, New Jersey

December 30, 2025